Exhibit 99.2

February 28, 2014

Dear Igor:

We are pleased to make you the following offer of employment:

1.	Job Title: Chief Restructuring Officer

2.	Reporting To: President and CEO and Tecumseh’s Board of Directors.

3.	Position Status: This is an exempt position.

4.	Start Date: March 1, 2014

5.	Salary: $400,000.00 per year, paid semi-monthly.

6.
Tecumseh Incentive Plan: While employed by Tecumseh, you will be eligible to participate in Tecumseh’s annual cash incentive opportunity in 2014, 2015 and 2016 with a target award opportunity of 70% x your base salary subject to achievement of metrics.

While employed by Tecumseh, you will also be eligible to participate in Tecumseh’s long-term incentive opportunity in 2014, 2015 and 2016. Our current plan provides for a non-qualified stock option grant and a performance-based restricted stock unit award, all subject to approval of Tecumseh’s 2014 Omnibus Incentive Plan at the 2014 annual meeting of shareholders. With regard to the performance-based restricted stock units, the grants for 2014, 2015 and 2016 will vest after the end of 2016 when and if Tecumseh’s Compensation Committee determines that certain goals are achieved. With regard to the non-qualified stock options, the grants for 2014, 2015 and 2016 will vest one third each year following the date of each grant. In your case, while employed by Tecumseh, in 2014, 2015 and 2016, you will be awarded non-qualified stock options to purchase 80,728 shares and 46,822 performance-based restricted stock units, all subject to shareholder approval of Tecumseh’s 2014 Omnibus Incentive Plan at Tecumseh’s 2014 annual meeting of shareholders meeting.

7.	Vacation: You will be eligible for four weeks (20 days) of vacation.

8.	Medical Benefits: Your group insurance will begin the first day of the month following your hire date. Coverage and plans are subject to change at Tecumseh Products’ discretion and approval.

9.	401K: Eligibility begins on date of hire. Tecumseh Products provides all full time salaried employees with a 3% Safe Harbor Contribution, whether you choose to participate or not.

10.
Employment Relationship: Please be advised that your employment with Tecumseh Products is considered “at will,” meaning that either you or Tecumseh Products may terminate your employment and compensation at any time with or without cause or with or without notice. Upon termination of your employment, other than because of your death, disability, termination by us for cause or termination by you without our consent, you will receive an amount equal to your base salary for the greater of six months or through the date that is 18 months after your start date. Upon termination of your employment on or before February 28, 2017, other than because of your death, disability, termination by us for cause or termination by you without our consent,

Tecumseh Products Company . 5683 Hines Drive . Ann Arbor, MI 48108
Ph 734.585.9500 . www.tecumseh.com

we will relocate you to the northeastern United States in accordance with the terms of Tecumseh’s Domestic Relocation Policy as in effect at the time of termination.

11.	Employment Policies: Your employment is subject to the personnel policies and practices adopted by Tecumseh Products from time to time.

Please be advised that this offer is contingent on the results of a drug screen and a background check. We have already completed the background check. We must have your drug screening results prior to your start date. Please take the enclosed authorization form to the Concentra Medical Center nearest you, along with photo identification. To find the nearest Concentra location to you please visit (http://www.concentra.com/).
As part of our new hire process, you will be asked to complete a Form I-9 in compliance with the Immigration Reform and Control Act. As part of this compliance, on your first day of work we request that you present us with document(s) which identify you and indicate that you are eligible to work in the United States (e.g., U.S. Passport, Driver’s License, and Permanent Resident Card). For a detailed list of acceptable documents, please refer to the following link on the U.S. Citizenship and Immigration Services website http://www.uscis.gov/files/form/I-9.pdf.
Upon review of this offer please advise me of your decision. Additionally, if you accept, please sign in the designated area below and return one copy, with your original signature, to my attention as soon as possible.
Please feel free to call or email me at (734) 585-9482 or roger.jackson@tecumseh.com, with any questions you may have. Igor, we all look forward to continuing to work with you.
Sincerely,

/s/ Roger Jackson
VP, Global Human Resources

Accepted this 28th day of February, 2014
/s/ Igor Popov

Tecumseh Products Company . 5683 Hines Drive . Ann Arbor, MI 48108
Ph 734.585.9500 . www.tecumseh.com